Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-212576) on Form S-8 of MusclePharm Corporation of our report dated March 29, 2021, relating to the consolidated financial statements of MusclePharm Corporation and its subsidiaries, appearing in this Annual Report on Form 10-K of MusclePharm Corporation for the year ended December 31, 2021.

/s/ SingerLewak LLP

Los Angeles, California

April 15, 2022